UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): Thursday, March 11, 2010
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-06072	58-1035424

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

660 Engineering Drive
Norcross, Georgia	30092

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 263-9200

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
On March 17, 2010, the Company publicly announced that it received an arbitrator’s interim decision on claims by Andrew Corporation, the purchaser of the former EMS Wireless division. The arbitrator awarded the purchaser a total of approximately $9.2 million under the warranty provisions of the purchase agreement. The liability for this award will be accrued in discontinued operations for the 2009 fiscal year, increasing the previously reported loss from discontinued operations before income taxes. The Company is in the process of determining the related tax effects. The arbitrator’s award does not affect either earnings from continuing operations before income taxes for fiscal 2009, or the guidance for earnings from continuing operations in 2010, both of which were announced on March 10, 2010, prior to the receipt of the arbitrator’s decision.
The interim award will not become final until after the arbitrator determines awards of costs and attorneys’ fees, which the parties will be briefing in the near future. It is not possible at this time to determine the amount of any additional award. The Company is assessing its options in response to the interim award.
The announcement of the interim arbitrator’s decision is being made by press release, a copy of which is furnished with this filing as Exhibit 99.1.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
In 2006, the Company disposed of its former EMS Wireless division. The purchase agreement for the sale of this division contains standard indemnification provisions relating to representations and warranties provided by the Company and the purchasers. The purchaser of the former EMS Wireless division asserted claims under such representations and warranties relating to fees to repair repeater units that were determined to have been manufactured with certain parts that performed outside the FCC certifications of the repeater, and repairs related to downtilt-antennas deployed in certain markets. The parties agreed to arbitration, which commenced in the third quarter of 2009. On March 11, 2010, the Company received an interim decision from the arbitrator on claims asserted by the purchaser of the former EMS Wireless division, awarding the purchaser a total of approximately $9.2 million.
The Company accrues for a loss contingency when it is considered probable to occur and can be reasonably estimated. As a result of the interim decision from the arbitrator, the Company will accrue a $9.2 million liability in discontinued operations for the 2009 fiscal year. The payment terms for this obligation have not been determined.
Section 9 Financial Statements and Exhibits
Item 9.01 Exhibits
(c) The following exhibits are furnished as part of this Form 8-K.

Exhibit
No.	Description
99.1	Press release dated as of March 17, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.

Date: March 17, 2010	By:	/s/ Gary B. Shell

Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer